EXHIBIT 97.1 Adopted as of October 29, 2023 Clawback Policy: Recovery of Erroneously Awarded Incentive-Based Compensation I. Background Triton International Limited (the “Company”) has adopted this Clawback Policy: Recovery of Erroneously Awarded Incentive-Based Compensation (the “Policy”) to provide for the recovery or “clawback” of excess Incentive-Based Compensation earned by current or former Executive Officers of the Company in the event of a required Restatement (each, as defined under the section entitled “IX. Definitions” herein). This Policy is intended to comply with the requirements of Section 303A.14 of the New York Stock Exchange (“NYSE”) Listed Company Manual (the “Listing Standard”). To the extent that any provision in this Policy is ambiguous as to its compliance with the Listing Standard or to the extent any provision in this Policy must be modified to comply with the Listing Standard, such provision will be read, or will be modified, as the case may be, in such a manner so that all applicable provisions under this Policy comply with the Listing Standard. II. Statement of Policy The Company shall recover reasonably promptly the amount of erroneously awarded Incentive- Based Compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”). The Company shall recover erroneously awarded Incentive-Based Compensation in compliance with this Policy except to the extent provided under the section entitled “VI. Exceptions” herein. III. Scope of Policy A. Persons Covered and Recovery Period. This Policy applies to all Incentive-Based Compensation received by an Executive Officer: • after beginning service as an Executive Officer, • who served as an Executive Officer at any time during the performance period for that Incentive- Based Compensation, • while the Company has a class of securities listed on NYSE, and • during the three completed fiscal years immediately preceding the date that the Company is required to prepare a Restatement (the “Recovery Period”). Notwithstanding this look-back requirement, the Company is only required to apply this Policy to Incentive-Based Compensation received on or after October 2, 2023. For purposes of this Policy, Incentive-Based Compensation shall be deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure (as defined herein) specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period. B. Transition Period. In addition to the Recovery Period, this Policy applies to any transition period (that results from a change in the Company’s fiscal year) within or immediately following the Recovery Period (a “Transition Period”), provided that a Transition Period between the last day of the

Company’s previous fiscal year end and the first day of the Company’s new fiscal year that comprises a period of nine to 12 months will be deemed a completed fiscal year. For clarity, the Company’s obligation to recover erroneously awarded Incentive-Based Compensation under this Policy is not dependent on if or when a Restatement is filed. C. Determining Recovery Period. For purposes of determining the relevant Recovery Period, the date that the Company is required to prepare the Restatement is the earlier to occur of: • the date the board of directors of the Company (the “Board”), a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare a Restatement, and • the date a court, regulator, or other legally authorized body directs the Company to prepare a Restatement. • IV. Amount Subject to Recovery A. Recoverable Amount. The amount of Incentive-Based Compensation subject to this Policy is the amount of Incentive-Based Compensation received that exceeds the amount of Incentive-Based Compensation that otherwise would have been received had it been determined based on the restated amounts, computed without regard to any taxes paid. B. Covered Compensation Based on Share Price or TSR. For Incentive-Based Compensation based on share price or total shareholder return (“TSR”), where the amount of erroneously awarded Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement, the recoverable amount shall be based on a reasonable estimate of the effect of the Restatement on the share price or TSR upon which the Incentive-Based Compensation was received. In such event, the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE. V. Manner of Recovery The Compensation Committee shall, in its sole discretion, determine the manner of recovery of any erroneously awarded Incentive-Based Compensation, which may include, to the extent permitted by law: • requiring reimbursement by an Executive Officer of cash Incentive-Based Compensation previously paid to such Executive Officer by the Company or any parent or subsidiary of the Company; • seeking recovery of any gain realized by an Executive Officer on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards granted to such Executive Officer; • offsetting the erroneously awarded Incentive-Based Compensation from any compensation or other amounts otherwise owed to the Executive Officer; • cancelling outstanding vested or unvested equity or incentive awards (including awards the vesting of which is solely service-based) granted to such Executive Officer; and • taking any other remedial action that would be appropriate to accomplish recovery, as determined by the Compensation Committee. • The Compensation Committee shall use reasonable efforts to avoid selecting a method for recovery of Incentive-Based Compensation that would (i) cause a violation of the payment timing rules of Section 409A of the Internal Revenue Code of 1986, as amended; (ii) result in the Executive Officer being subject to the interest and additional tax provisions of Section 409A(a)(1)(B) thereof; or (iii) have any similar effect under any similar law of any jurisdiction to which the Company or any subsidiary or any Executive Officer is subject.

VI. Exceptions The Company shall recover erroneously awarded Incentive-Based Compensation in compliance with this Policy except to the extent that the conditions set out below are met and the Compensation Committee has made a determination that recovery would be impracticable: A. Direct Expense Exceeds Recoverable Amount. The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered; provided, however, that before concluding it would be impracticable to recover any amount of erroneously awarded Incentive-Based Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded Incentive-Based Compensation, document such reasonable attempt(s) to recover, and provide that documentation to NYSE. B. Violation of Home Country Law. Recovery would violate the Company’s home country law where that law was adopted prior to November 28, 2022; provided, however, that before concluding it would be impracticable to recover any amount of erroneously awarded Incentive-Based Compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel acceptable to the NYSE that recovery would result in such a violation. C. Recovery from Certain Tax-Qualified Retirement Plans. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. VII. Prohibition Against Indemnification The Company shall not indemnify any Executive Officer or former Executive Officer against the loss of erroneously awarded Incentive-Based Compensation. VIII. Disclosure The Company shall file all disclosures with respect to recoveries under this Policy in accordance with the requirements of the U.S. Federal securities laws, including the disclosure required by the applicable Securities and Exchange Commission (“SEC”) filings. IX. Definitions Unless the context otherwise requires, the following definitions apply for purposes of this Policy: “Compensation Committee” means the Board committee of independent directors responsible for executive compensation decisions, or in the absence of such a committee, a majority of the independent directors serving on the Board. “Executive Officer” means, with respect to any Restatement, each person who served as an executive officer, as defined in Rule 10D-1(d) under the Securities Exchange Act of 1934, as amended, at any time during the applicable Recovery Period. “Financial Reporting Measures” means any of the following: (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, (ii) share price and (iii) TSR. A Financial Reporting Measure need not be presented within the Company’s financial statements or included in a filing with the SEC.

“Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. X. Authority Unless otherwise determined by the Board, this Policy will be administered, interpreted and construed by the Compensation Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. All determinations and decisions made by the Compensation Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, shareholders and employees. The Compensation Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. The Compensation Committee may delegate ministerial administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law. XI. Effectiveness This Policy shall be effective as of October 29, 2023. This Policy supersedes any previous policy of the Company concerning the recovery of excess Incentive-Based Compensation earned by current or former Executive Officers in the event of a required Restatement. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.